FOR IMMEDIATE RELEASE

Lightbridge Receives Official Confirmation of Compliance with all
Applicable Requirements for Continued Listing on The Nasdaq Capital Market

RESTON, Va. – August 29, 2016 – Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel development company, today announced that it received official confirmation that the Company is in compliance with all applicable requirements for listing on The Nasdaq Capital Market having met the bid price and shareholders’ equity requirements.

As of August 2, 2016, the Company maintained a closing bid price of over $1.00 for the ten prior consecutive trading days, and as a result of the $2.8 million preferred stock transaction with General International Holdings Inc. (GIH), the Company’s stockholders’ equity increased by $2.8 million, from $1.1 million to $3.9 million as disclosed in the Company’s Form 10-Q filed on August 11, 2016.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We are very pleased with the final decision of the Nasdaq to support our continued listing. We appreciate the support of Mr. Xingping Hou, a prominent Chinese businessman and investor, whose preferred stock investment at a premium to our market price at the time of the investment, further strengthened our balance sheet, while minimizing equity dilution versus other alternatives. We look forward to a number of very exciting developments later this year, and believe that our listing on the Nasdaq will provide us significant exposure to global investors as we announce these major milestones.”

About Lightbridge Corporation

Lightbridge is a nuclear fuel development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

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Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Energy Plan and similar regulations, the Company’s anticipated financial resources and position, the Company’s product and service offerings and the expected market for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. +1 855-379-9900
ltbr@crescendo-ir.com